Company Contact:
Kevin Scull
Wayside Technology Group, Inc.
Vice President and Chief Accounting Officer
(732)-389-8950
kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2007 SECOND QUARTER RESULTS;
SALES INCREASE 6%, NET INCOME INCREASES 23%,
INCREASES QUARTERLY DIVIDEND,
ENGAGES INVESTMENT BANKER

SHREWSBURY, NJ, July 26, 2007 - Wayside Technology Group, Inc. (NASDAQ: WSTG)

Second Quarter 2007 results

- Sales: $44.0 million, up 6% year-over-year
- Gross profit: $4.3 million, up 7% year-over-year
- Income from operations: $1.3 million, up 18% year-over-year
- Net income: $1.0 million, up 23% year-over-year

The results will be discussed in a conference call to be held on Friday, July 27, 2007 at 10:00 AM Eastern time. The dial-in telephone number is (866) 835-8825 and the pass code is "WSTG".

This conference call will be available via live webcast - in listen-mode only - at www.earnings.com. A replay will be available on our website at www.waysidetechnology.com.

"We successfully continued to execute our strategic business plan in the second quarter. Our net income showed continued excellent growth," said Simon F. Nynens, chairman and chief executive officer. "In accordance with our business plan, we consciously decided not to pursue ultra-low margin revenues. We have, and will continue to focus on growing our business in a profitable way."

On July 25, 2007, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable August 20, 2007 to shareholders of record on August 6, 2007. This represents a 7% increase in dividend, from $.14 per share to $.15 per share.

Wayside Technology Group, Inc. furthermore announced today that it has engaged an investment banker to assist in identifying and exploring potential acquisition opportunities.

Net sales for the second quarter of 2007 increased 6% or $2.6 million to $44.0 million compared to $41.4 million for the same period in 2006. Total sales for the second quarter of 2007 for our Lifeboat segment were $33.7 million compared to $29.0 million in the second quarter of 2006, representing a 16% increase. Total sales for the second quarter of 2007 for our Programmer's Paradise segment were $10.4 million compared to $12.5 million in the second quarter of 2006, representing a 17% decrease.

Gross Profit for the quarter ending June 30, 2007 was $4.3 million compared to $4.1 million in the second quarter of 2006, a 7% increase. Total gross profit for our Lifeboat segment was $3.0 million compared to $2.3 million in the second quarter of 2006, representing a 29% increase. Total gross profit for our

Programmer's Paradise segment was $1.3 million compared to $1.7 million in the second quarter of 2006, representing a 23% decrease.

Gross profit margin, as a percentage of net sales, for the quarter ending June 30, 2007 was 9.8% unchanged compared to the second quarter of 2006. Gross profit margin for our Programmer's Paradise segment was 12.9% compared to 13.9% in the second quarter of 2006. Gross profit margin for our Lifeboat segment was 8.9% compared to 8.0% in the second quarter of 2006.

Total selling, general, and administrative ("SG&A") expenses for the second quarter of 2007 were $3.0 million, up slightly compared to $2.9 million in the second quarter of 2006, despite $0.2 million of compensation expenses in the second quarter of 2007 related to the implementation of FAS 123(R) for stock based compensation. As a percentage of net sales, SG&A expenses for the second quarter of 2007 were 6.8% compared to 7.1 % in the second quarter of 2006.

Net income for the second quarter of 2007 increased 23% or $0.2 million to $1 million compared to $0.8 million for the same period in 2006.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company generated sales of $182 million in 2006, and was ranked No. 8 on BusinessWeek's list of hot growth companies in June 2006. The company offers technology products from software publishers and manufacturers such as Microsoft, CA, IBM, VMware, Borland, Quest Software, Compuware, Infragistics, ComponentOne, Macrovision, and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

- Tables Follow -

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30, 2006	December 31, 2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 11,029	$ 13,832
Marketable securities	9,414	7,032
Accounts receivable, net	21,497	28,045
Inventory - finished goods	1,636	1,265
Prepaid expenses and other current assets	638	607
Deferred income taxes	1,103	1,632
Total current assets	45,317	52,413

Equipment and leasehold improvements, net	641	488
Other assets	2,408	2,927
Deferred income taxes	1,214	1,453

Total assets	$ 49,580	$ 57,281

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$ 25,482	$ 35,304
Dividend payable	-	638
Total current liabilities	25,482	35,942

Other liabilities	28	41
Total liabilities	25,510	35,983

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000 shares; issued 5,284,500 shares	53	53
Additional paid-in capital	29,686	29,252
Treasury stock, at cost, 584,751 shares and 687,879 shares, respectively	(1,678)	(1,905)
Accumulated deficit	(4,353)	(6,302)
Accumulated other comprehensive income	362	200
Total stockholders' equity	24,070	21,298
Total liabilities and stockholders' equity	$ 49,580	$ 57,281

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share data)

	Six months ended June 30,		Three months ended June 30,
	2007	2006	2007	2006

Net sales	$ 90,962	$ 76,800	$ 44,040	$ 41,438

Cost of sales	82,170	68,897	39,703	37,379

Gross profit	8,792	7,903	4,337	4,059

Selling, general and administrative expenses	6,036	5,891	2,993	2,924

Income from operations	2,756	2,012	1,344	1,135

Interest income, net	491	279	251	166

Realized foreign exchange gain	-	2	1	1

Income before income tax provision	3,247	2,293	1,596	1,302

Provision for income taxes	1,298	921	637	521

Net income	$ 1,949	$ 1,372	$ 959	$ 781

Net income per common share - Basic	$ 0.44	$ 0.33	$ 0.22	$ 0.19

Net income per common share - Diluted	$ 0.42	$ 0.31	$ 0.20	$ 0.17

Weighted average common shares outstanding-Basic	4,380	4,137	4,407	4,172

Weighted average common shares outstanding-Diluted	4,687	4,474	4,706	4,494

Reconciliation to comprehensive income:

Net income	$ 1,949	$ 1,372	$ 959	$ 781
Other comprehensive income, net of tax:
Unrealized gain on marketable securities	-	15	-	8
Foreign currency translation adjustments	162	58	143	47
Total comprehensive income	$ 2,111	$ 1,445	$ 1,102	$ 836